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                                                                    EXHIBIT 23.3
                          CONSENT OF KPMG PEAT MARWICK

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                        CONSENT OF INDEPENDENT AUDITORS



To the Members of the Administrative Committee of the PartnerShare Plan of
Bankers Trust New York Corporation and Affiliates:


We consent to incorporation by reference in the Registration Statement on Form S-8 of the PartnerShare Plan of Bankers Trust New York Corporation and Affiliates (the Plan) of our report dated June 15, 1993, relating to the statements of net assets available for benefits of the Plan as of December 31, 1992 and 1991 and the related statements of changes in net assets available for benefits for the years then ended and the 1992 supplementary schedules included therein, which report is incorporated by reference in the December 31, 1992 Form 11-K of the Plan.



                              /s/ KPMG Peat Marwick



New York, New York
February 17, 1994

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